Exhibit 99.1

                OIL STATES ANNOUNCES FOURTH QUARTER 2004 EARNINGS

    HOUSTON, Feb. 8 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported a 62% year-over-year increase in net income for the quarter ended December 31, 2004. Net income for the fourth quarter of 2004 increased to $15.5 million, or $0.31 per diluted share, from $9.6 million, or $0.19 per diluted share, in the fourth quarter of 2003.

    Oil States' revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) for the fourth quarter of 2004 increased 49% and 72%, respectively, from last year's results due to the continued strength of Tubular Services and Well Site Services segments coupled with the realization of returns generated from capital investments and acquisitions completed earlier in 2004.(A) The Company generated $293.1 million of revenues and $36.0 million of EBITDA in the fourth quarter of 2004 compared to $197.4 million and $21.0 million, respectively, in the fourth quarter of 2003. Tubular Services benefited from continued strong U.S. land drilling activity, limited oil country tubular goods ("OCTG") supplies and benefits from the acquisition of the U.S. OCTG distribution business of Hunting Energy Services, L.P. ("Hunting"), completed in May 2004. Well Site Services generated increased revenues and EBITDA due to strong land drilling and Canadian oil sands activity, benefits of capital investments made in the land drilling and accommodations businesses and positive results from businesses acquired in the last twelve months. The growth realized in our Tubular Services and Well Site Services segments was partially offset by lower year-over-year results from Offshore Products which generated weaker margins due to the mix of projects completed and higher costs incurred. The Company experienced a $2.1 million year-over-year increase in SG&A expense in the fourth quarter of 2004, $1.0 million of which resulted from higher costs associated with Sarbanes Oxley compliance.

    The Company's effective tax rate in the fourth quarter of 2004 was 36.4% compared to an effective tax rate of 9.5% in the fourth quarter of 2003 which benefited from available net operating losses (NOL's) in prior periods. Net income for the fourth quarter of 2003 included the effects of a $1.2 million after-tax charge related to a debt refinancing completed in that period. Capital expenditures during the fourth quarter of 2004 totaled $21.9 million.

    For the fiscal year ended December 31, 2004, Oil States reported record results, generating $59.4 million of net income, or $1.19 per diluted share, on revenues of $971.0 million and EBITDA of $132.1 million. For the 2003 fiscal year, the Company generated net income of $44.4 million, or $0.90 per diluted share, on revenues of $723.7 million and EBITDA of $94.1 million. This performance represents year-over-year increases in revenues and fully- diluted earnings per share of 34% and 32%, respectively.

    BUSINESS SEGMENT RESULTS

    Well Site Services
    Well Site Services generated strong earnings as activity in its major markets remained robust. Year-over year improvements in revenues and EBITDA were experienced in each business line within Well Site Services during the fourth quarter of 2004 such that revenues and EBITDA increased 31% and 57%, respectively, from the fourth quarter of 2003. For the fourth quarter of 2004, revenues and EBITDA from the Well Site Services segment were $88.5 million and $21.3 million, respectively, compared to $67.8 million of revenues and $13.6 million of EBITDA in the fourth quarter of 2003. This year-over-year increase was primarily due to improved margins in the rental tools and accommodations businesses which benefited from capital investments and acquisitions completed over the past twelve months.

    Accommodations' revenues and EBITDA were up 29% and 58% due primarily to increased utilization, expanded capacity and economies of scale in the oil sands region of Canada. Land drilling's revenues and EBITDA were up 24% and 12%, respectively, from the fourth quarter of 2003 due to additional rig capacity and slightly higher cash margins as two incremental rigs were added in 2004 and the Company was able to moderately increase pricing. However, utilization suffered during the fourth quarter of 2004 due to 16 total days of downtime related to wet weather conditions, higher than normal holiday shutdowns and 19 days of repair downtime on one rig. Revenues and EBITDA from the rental tool business were up 59% and 106%, respectively, from the fourth quarter of 2003. Our rental tool operations grew through acquisitions, totaling $39.5 million in consideration, which were completed in the first and second quarters of 2004 and from deepwater tool investments made during 2004.

    Offshore Products
    Offshore Products reported revenues of $60.7 million and EBITDA of $4.9 million during the fourth quarter of 2004 compared to revenues of $57.8 million and EBITDA of $6.8 million in the fourth quarter of 2003. Offshore Products results were lower on a year-over-year basis due to lower margin projects in our activity mix in addition to costs and inefficiencies associated with the consolidation efforts at two major manufacturing facilities. These factors resulted in gross margin of 16.1% in the fourth quarter of 2004 compared to 21.0% in the fourth quarter of 2003. Backlog as of the end of 2004 was $97.5 million compared to $87.3 million at September 30, 2004 and $62.6 million at December 31, 2003.

    Tubular Services
    Tubular Services generated strong results in the fourth quarter of 2004 as a tight OCTG market environment and strong U.S. drilling activity drove results. Tubular Services generated $143.9 million of revenues and $12.7 million of EBITDA in the fourth quarter of 2004 compared to $71.7 million of revenues and $2.1 million of EBITDA in the fourth quarter of 2003. Gross margin was 10.4% compared to 5.6% in the fourth quarter of 2003. Tubular Services also benefited from increases in OCTG mill pricing during the 2004 quarter, contributions from the May 2004 Hunting acquisition and the overall year-over-year increase in drilling and completion activity, as the U.S. rig count increased 13% from the fourth quarter of 2003. OCTG shipments were 97,800 tons in the fourth quarter of 2004 compared to 81,700 tons shipped in the fourth quarter of 2003. The Company's OCTG inventory at December 31, 2004 was $123.6 million compared to $116.8 million at September 30, 2004 and $65.0 million at December 31, 2003. As of December 31, 2004, approximately 60% of Oil States' OCTG inventory was committed to customer orders.

    "Our fourth quarter results demonstrate the many growth opportunities which are afforded by the strength of our North American businesses and the diversity of our product and service offering," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "Looking forward, our current expectations are for the first quarter of 2005 earnings to be up significantly from first quarter of 2004 due to seasonally strong Canadian winter drilling activity, continued strong U.S. drilling activity, contributions from acquisitions completed over the last twelve months and benefits from our expansionary capital investments, including investments made in support of activity in the oil sands region of Canada. In addition, Offshore Products and Tubular Services are expected to have improved first quarters on a year-over-year basis. Given these factors, we expect first quarter earnings will be within a range of $0.38 to $0.43 per diluted share and full year 2005 earnings within a range of $1.15 to $1.40 per diluted share."

    On January 31, 2005, the Company amended its existing revolving credit facility with its current group of lenders. Under the terms of the amendment, Oil States increased the facility to $325 million from $250 million and extended the term of the facility through January 2010. The amendment also adjusted several covenants and lowered borrowing rates across the pricing grid.

    The Company is in the process of drafting its Form 10-K, and it expects to file the Form 10-K in March 2005. As a result, the financial information contained herein should be considered preliminary until such time as the Company receives its financial audit and internal control audit reports from its external auditors and files its Form 10-K for the year ended December 31, 2004.

    Oil States International, Inc. is a diversified solutions provider for the oil and gas industry. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

    For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2003 filed by Oil States with the SEC on March 5, 2004.

     (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

                         Oil States International, Inc.
                            Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)

                                         Three Months Ended           Twelve Months Ended
                                             December 31,                 December 31,
                                    ---------------------------   ---------------------------
                                        2004           2003           2004           2003
                                    ------------   ------------   ------------   ------------
Revenue                             $    293,102   $    197,370   $    971,012   $    723,681
Costs and expenses:
  Cost of sales                          239,805        161,460        774,638        573,114
  Selling, general and
   administrative                         17,733         15,672         64,810         57,710
  Depreciation and
   amortization                            9,511          7,558         35,988         27,905
  Other expense / (income)                  (407)          (217)           460           (215)
Operating income                          26,460         12,897         95,116         65,167

Interest income                              141             70            363            389
Interest expense                          (2,204)        (2,910)        (7,667)        (7,930)
Other income                                  26            519            956          1,028
  Income before income taxes              24,423         10,576         88,768         58,654
Income tax expense                        (8,885)        (1,001)       (29,406)       (14,222)
  Net income applicable to
   common stock                     $     15,538   $      9,575   $     59,362   $     44,432

Net income per common share
  Basic                             $       0.31   $       0.20   $       1.20   $       0.92
  Diluted                           $       0.31   $       0.19   $       1.19   $       0.90

Average shares outstanding
  Basic                                   49,532         48,688         49,322         48,529
  Diluted                                 50,424         49,406         50,027         49,215

Segment Data:
Revenues
  Well Site Services                $     88,519   $     67,777   $    336,907   $    256,060
  Offshore Products                       60,695         57,847        206,791        231,897
  Tubular Services                       143,888         71,746        427,314        235,724
Total Revenues                      $    293,102   $    197,370   $    971,012   $    723,681

EBITDA (A)
  Well Site Services                $     21,346   $     13,606   $     82,649   $     57,513
  Offshore Products                        4,859          6,788         16,042         35,668
  Tubular Services                        12,717          2,136         41,807          6,755
  Corporate / Other                       (2,925)        (1,556)        (8,438)        (5,836)
Total EBITDA                        $     35,997   $     20,974   $    132,060   $     94,100

Operating Income / (Loss)

  Well Site Services                $     14,403   $      7,819   $     55,466   $     37,245
  Offshore Products                        2,529          4,650          7,225         27,850
  Tubular Services                        12,476          1,998         40,928          5,949
  Corporate / Other                       (2,948)        (1,570)        (8,503)        (5,877)
Total Operating Income              $     26,460   $     12,897   $     95,116   $     65,167

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                          Dec. 31,        Sep. 30,        Dec. 31,
                                            2004            2004            2003
                                       -------------   -------------   -------------
                                        (unaudited)     (unaudited)      (audited)
Assets
  Current assets
    Cash                               $      19,740   $      23,538   $      19,318
    Accounts receivable                      198,297         161,763         137,484
    Inventory                                209,825         194,665         121,319
    Prepaid and other current
     assets                                    4,553           7,178           9,956
      Total current assets                   432,415         387,144         288,077
  Property, plant and equipment,
   net                                       227,343         212,941         194,136
  Goodwill                                   258,046         256,322         224,054
  Other intangible assets, net                 7,108           7,675           5,870
  Other long term assets                       5,931           5,456           5,049

Total assets                           $     930,843   $     869,538   $     717,186

Liabilities and stockholders'
 equity
  Current liabilities
    Accounts payable and accrued
     liabilities                       $     159,265   $     122,352   $      89,243
    Income taxes payable                       5,821          12,940           3,020
    Current debt                                 228           5,961             873
    Deferred revenue                          25,420           7,280           4,784
    Other current liabilities                  2,296           2,341             937
      Total current liabilities              193,030         150,874          98,857
  Long term debt                             173,887         185,515         136,246
  Deferred income taxes                       26,102          19,984          19,411
  Other liabilities                            7,800           7,687           7,561
      Total liabilities                      400,819         364,060         262,075

  Stockholders' equity

    Common stock                                 496             495             492
    Additional paid-in capital               338,906         337,298         333,855
    Retained earnings                        168,180         152,643         108,818
    Accumulated other comprehensive
     income                                   22,759          15,359          12,289
    Treasury stock                              (317)           (317)           (343)
      Total stockholders' equity             530,024         505,478         455,111

Total liabilities and stockholders'
 equity                                $     930,843   $     869,538   $     717,186

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                               Three Months Ended
                                                  December 31,
                                         -----------------------------
                                              2004          2003
                                         -------------   -------------
Additional Well Site Services
 Financial Data ($ in thousands)
  Revenues
    Accommodations                       $      50,475   $      39,166
    Hydraulic Workover Services                  7,874           7,507
    Rental Tools                                18,265          11,507
    Land Drilling                               11,905           9,597
  Total Revenues                         $      88,519   $      67,777
  EBITDA (A)
    Accommodations                       $      11,115   $       7,043
    Hydraulic Workover Services                    519             513
    Rental Tools                                 6,401           3,102
    Land Drilling                                3,311           2,948
  Total EBITDA                           $      21,346   $      13,606
  Operating Income
    Accommodations                       $       8,600   $       4,569
    Hydraulic Workover Services                   (477)           (369)
    Rental Tools                                 3,811           1,417
    Land Drilling                                2,469           2,202
  Total Operating Income                 $      14,403   $       7,819
Well Site Services Supplemental
 Operating Data
  Accommodations Operating
   Statistics
    Average Mandays Served                       6,252           6,115
    Average Camps Rented
      Canadian Side-by-Side Camps                   26              25
      US Offshore Steel Buildings
       (10 foot wide)                              132              84
  Hydraulic Workover Services
   Operating Statistics
    Average Units Available                         30              30
    Utilization                                   27.0%           25.8%
    Average Day Rate ($ in
     thousands per day)                  $        10.6   $        10.5
    Average Daily Cash Margin ($ in
     thousands per day)                  $         1.7   $         1.9
  Land Drilling Operating
   Statistics
    Average Rigs Available                          17              15
    Utilization                                   87.7%           91.0%
    Implied Day Rate ($ in
     thousands per day)                  $         8.6   $         7.6
    Implied Daily Cash Margin ($ in
     thousands per day)                  $         2.6   $         2.5

Offshore Products Backlog ($ in
 millions)                               $        97.5   $        62.6

Tubular Services Operating Data
  Shipments (Tons in thousands)                   97.8            81.7
  Quarter end Inventory ($ in
   thousands)                            $     123,555   $      65,026

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                        Three Months Ended           Twelve Months Ended
                                            December 31,                 December 31,
                                   ---------------------------   ---------------------------
                                       2004           2003            2004          2003
                                   ------------   ------------   ------------   ------------
Net income                         $     15,538   $      9,575   $     59,362   $     44,432
Income tax expense                        8,885          1,001         29,406         14,222
Depreciation and amortization             9,511          7,558         35,988         27,905
Interest income                            (141)           (70)          (363)          (389)
Interest expense                          2,204          2,910          7,667          7,930
  EBITDA                           $     35,997   $     20,974   $    132,060   $     94,100

SOURCE  Oil States International, Inc.
    -0-                             02/08/2005
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/

    /Web site:  http://www.oilstatesintl.com /
    (OIS)